Exhibit 99.1

For further information, contact:

Heath A. Mitts
Senior Vice President -Chief Financial Officer
847.498.7070

FOR IMMEDIATE RELEASE
Tuesday, February 24, 2015

IDEX CORPORATION ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Lake Forest, IL, February 24, 2015 - IDEX CORPORATION (NYSE:IEX) today announced the retirement of Michael Tokarz and Bradley Bell from the company’s Board of Directors, effective as of the IDEX Annual Shareholders meeting on April 8, 2015. In addition, IDEX announced that Bill Cook will replace Michael Tokarz as lead director.

Commenting on the changes to the board, IDEX Chairman and Chief Executive Officer Andrew Silvernail stated, “It has been my pleasure to work closely with Mike and Brad.  They have served IDEX with distinction for 27 and 13 years, respectively.  Their contributions to the board will be greatly missed.  Their legacy at IDEX is represented in our strong culture and the exceptional performance of the company over the past many years. I am pleased that Bill Cook has assumed the lead director role.  Bill is an outstanding board member and I look forward to continuing to work with him.”

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.